Exhibit 10.26
INDEMNITY AGREEMENT
          This Agreement dated as of the 7 day of August, 2002.
BETWEEN:
TRIDENT EXPLORATION CORP., a company, incorporated under the laws of Nova Scotia, having an office in the City of Halifax, in the Province of Nova Scotia (hereinafter called the “Company”)
OF THE FIRST PART
- and -
JOHN KOCH, an individual residing in the City of Calgary, in the Province of Alberta (hereinafter called “Indemnified Party”)
OF THE SECOND PART
     WHEREAS the Indemnified Party has agreed to act or continue to act as a director, officer, employee, consultant or servant of the Company and/or certain subsidiaries of the Company;
     AND WHEREAS the Company and the Indemnified Party wish to formalize the obligations that the Company owes to the Indemnified Party with respect to indemnity for liability which the Indemnified Party may incur as a result of acting as a director, officer, employee, consultant or servant of the Company and certain subsidiaries of the Company;
     NOW THEREFORE, IN CONSIDERATION OF the promises and mutual covenants herein contained and other good and valuable consideration, and in consideration of the sum of One ($1.00) Dollar paid by the Indemnified Party to the Company, the receipt and sufficiency of which is hereby acknowledged, the Company and the Indemnified Party do hereby covenant and agree as follows:
1.	Indemnification
(a)	To the maximum extent permitted by applicable law, the Company agrees to indemnify and save harmless the Indemnified Party, and his heirs and legal representatives from and against any and all damages, liabilities, costs, charges or expenses suffered or incurred by the Indemnified Party, and his heirs or legal representatives as a result or by reason of the Indemnified Party having acted in his capacity as a director, officer, employee, consultant or servant of the Company or any of the subsidiaries of the Company (each a “Subsidiary”) at any time including before the effective date hereof, provided that such damages, liabilities, costs, charges or expenses were not suffered or incurred as a direct result of the fraud, dishonesty or wilful default of the Indemnified Party.

(b)	Without limiting the generality of clause 1(a), and to the maximum extent permitted by applicable law, the Company agrees:
(i)	To indemnify and save the Indemnified Party harmless from and against all investigation costs, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Party in respect of an civil, criminal or administrative action or proceedings which the Indemnified Party is made a party by reason of having been a director and/or officer of the Company or certain subsidiaries of the Company if:
A.	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnified Party had reasonable grounds for believing that his conduct was lawful.
(ii)	Subject to the provisions of the Business Corporations Act (Alberta), the Company agrees, with the approval of the Court if such approval is required and, if such approval is required the Company to use its best efforts to obtain such approval, to indemnify and save the Indemnified Party harmless from and against all investigation costs, costs, charges and expenses reasonably incurred by him in respect of an action by or on behalf of the Company to procure a judgment in the Company’s favor to which the Indemnified Party is made a party by reason of having been a director and/or officer of the Company or certain subsidiaries of the Company if:
A.	The Indemnified Party acted honestly and in good faith with a view to the best interest of the Company; and

B.	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his conduct was lawful.
(iii)	Notwithstanding the foregoing, the Company agrees to indemnify and save harmless the indemnified Party in respect of all investigation costs, costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of the Indemnified Party being or having been a director and/or officer of the Company or certain subsidiaries of the Company if the Indemnified Party:
A.	Was substantially successful on the merits in his defence of the action or proceeding;

B.	Fulfills conditions set out in subsection 1(b)(i) set out above; and

C.	Is fairly and reasonably entitled to indemnity.

All such costs, charges and expenses shall, at the request of the Indemnified Party, be paid by the Company to the Indemnified Party on an interim basis and as those costs, charges and expenses are incurred by the Indemnified Party.
(c)	The intention of this Agreement is to provide the Indemnified Party indemnification to the fullest extent permitted by law and without limiting the generality of the foregoing and notwithstanding anything contained herein:
(i)	Nothing in this Agreement shall be interpreted, by implication or otherwise, in limitation of the scope of the indemnification provided in Section 1(b) hereof, and

(ii)	Section 1(b) is intended to provide indemnification to the Indemnified Party by an Alberta corporation to the fullest extent permitted by the Business Corporations Act (Alberta) and, in the event that such statute is amended to permit a broader scope of indemnification (including, without limitation, the deletion or limiting of one or more of the provisos to the applicability of indemnification), Section 1(b) shall be deemed to he amended concurrently with the amendment to the statute so as to provide such broader indemnification.
(d)	The Company further agrees to use its best efforts to obtain any approval or approvals necessary to provide indemnification and make payments as set forth in this Agreement, and to cooperate with the Indemnified Party and to provide the Indemnified Party with access to any evidence which the Company may have or control which would enable the Indemnified Party to make any application for or to obtain any such approval or approvals.

(e)	This Agreement and the obligations of the Company hereunder shall continue after the term of service of the indemnified Party as a director and/or officer of the Company or any Subsidiary.
2.	Pre-Paid Expenses
     To the maximum extent permitted by applicable law (including the Business Corporations Act (Alberta)), all costs, charges and expenses reasonably incurred by the Indemnified Party in investigating, defending or appealing any civil, criminal or administrative action or proceeding, actual or threatened, covered hereunder shall, at the request of the Indemnified Party, be paid by the Company in advance as may be appropriate to enable the Indemnified Party to properly investigate, defend or appeal such action or proceeding, with the understanding and agreement being herein made that, in the event it is ultimately determined that the Indemnified Party was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Indemnified Party shall indemnify and hold harmless the Company, and pay to the Company forthwith after such ultimate determination such amount or the appropriate portion thereof, so paid in advance.
3.	Other Rights and Remedies
     Indemnification and advance payment of costs, charges and expenses as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision at law, the articles of the Company, the By-Laws, this Agreement, any vote of shareholders of the Company, or any other indemnity agreement or otherwise.
4.	Limitation of Actions and Release of Claims
     To the extent permitted by applicable law (including the Business Corporations Act (Alberta)), no legal action shall be brought and no course of action shall be asserted by or on behalf of the Company against the Indemnified Party, and his estate, executors, successors, assigns, administrators, legal representatives or lawful heirs after the expiration of two years from the date of his ceasing to be a director and/or officer of any of the Company or any Subsidiary and the Company agrees that any claim or cause of action of the Company shall be extinguished and the Indemnified Party, his estate, executors, successors, assigns, administrators, legal representatives and lawful heirs is deemed released therefrom absolutely unless asserted by the commencement of legal action in a court of competent jurisdiction within such two-year period.
5.	Notice of Proceedings
     The Indemnified Party agrees to give notice to the Company within ten days of being served with any Statement of Claim, Writ, Notice of Motion, Indictment or other document commencing or continuing any civil, criminal or administrative action or proceeding against the Indemnified Party as a party by reason of the indemnified Party having acted as a director and/or officer of the Company or any Subsidiary. The Company further agrees to give notice to the Indemnified Party, in writing within ten days, of receiving notice of any threatened civil, criminal or administrative action or proceeding or alleged wrongdoing against the Indemnified Party.
6.	Retention of Counsel
     Subject to the terms of any applicable insurance policy, the Company further agrees to promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in any such matter. Subject to the terms of any applicable insurance policy, in any such matter the Indemnified Party shall have the right to retain other counsel to act on his behalf and the fees and disbursements of such other counsel shall be paid by the Company.
     The Indemnified Party agrees to give the Company such information and cooperation as the Company may reasonably require from time to time in respect of all matters hereunder.
7.	Insurance
     The Company agrees that it shall use reasonable commercial efforts to obtain and maintain a policy of insurance with respect to liability relating to its directors and/or officers and it will use its reasonable best efforts to include the Indemnified Party as an insured under such policy to the maximum extent reasonably possible.
8.	Effective Time
     This Agreement shall be effective as of the first day the Indemnified Party commenced or commences to serve as a director and/or officer of the Company or a Subsidiary.
9.	Notices
     All notices, requests, demands or other communications hereunder shall be in writing and may be either personally delivered or delivered by fax to the party to whom the notice or other communication is directed:
(a)	if to the Indemnified Party, at:
The most recently recorded address
of the Indemnified Party on the books
and records of the Company

(b)	if to the Company, at:

#5588, 530 – 8th Avenue SW
Calgary, Alberta T2P 3S8

Attention:	The President
Phone:	403 770.0333
Fax:	403 668.5805
or to such other address as party may from time to time notify the other of in writing.
     If the Company receives notice from any other source of any matter which the Indemnified Party would otherwise be obligated under Section 5 hereof to give notice of to the Company, then the Indemnified Party shall be relieved of his obligation hereunder to give notice to the Company, provided the Company has not suffered any damage from the failure of the Indemnified Party to give notice as required under Section 5 hereof.
10.	Severability
     If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:
(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing such provisions held to be invalid, illegal or unenforceable that are not of themselves in whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)	to the fullest possible extent, the provisions of this Agreement (including, without limitations, all portions of any paragraphs of this Agreement containing any such provisions held to be invalid, illegal or unenforceable, that are not of themselves in whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.
11.	Governing Law
     The parties hereto agree that this agreement shall be construed and enforced in accordance with the laws of the Province of Alberta.
12.	Modification and Waiver
     No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13.	Entire Agreement
     This Agreement shall supersede and replace any and all prior agreements, except to the extent augmented or amended hereby, between the parties hereto respecting the matter set forth herein, and shall constitute the entire agreement between the parties hereto in respect of the matter set forth herein.
14.	Successors and Assigns
     This Agreement shall be binding upon and enure for the benefit of the Company and its successors and assigns and that of the Indemnified Party and their respective estate, executors, administrators, legal representatives, lawful heirs, successors and assigns.
     IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the date first above written.

TRIDENT EXPLORATION CORP.

Per:	(c/s)

Per:	(c/s)

/s/ John Koch

Witness	JOHN KOCH